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EXHIBIT 99.1

FINANCIAL CONTACT:     JAMES S. GULMI  (615) 367-8325
MEDIA CONTACT:         CLAIRE S. MCCALL (615) 367-8283

                    DENNIS NAMED EXECUTIVE VICE PRESIDENT AND
                       CHIEF OPERATING OFFICER OF GENESCO
                      --BEARD AND BRADFORD NAMED TO BOARD--

NASHVILLE, Tenn., Oct. 27, 2005 --- Hal N. Pennington, chairman, president and chief executive officer of Genesco Inc. (NYSE: GCO), announced the promotion of Robert J. Dennis to executive vice president and chief operating officer of Genesco Inc., effective immediately. In his new position, Dennis will have oversight responsibility for all the Company's operating divisions, including Journeys, Journeys Kidz, Underground Station, Hat World, Johnston & Murphy and licensed brands.

      Dennis, who became chief executive officer of Hat World Corporation in 2001, was named a senior vice president of Genesco in June 2004 following the Company's acquisition of Hat World in April 2004.

      "During his career, Bob Dennis has focused successfully on helping high potential retailers to recognize and make the most of their opportunities," said Pennington. " I am confident that his strategic skills, in combination with the proven expertise of Genesco's highly talented operational leadership team, will be valuable assets as we work to sustain and enhance the Company's forward momentum and achieve our goals for growth."

      A 21-year retail veteran, Dennis' experience includes a senior position with Asbury Automotive, a $4.5 billion retail auto group, from 1997 to 1999. From 1984 to 1997, he was a partner with McKinsey & Company, an international consulting firm, where he led the North American Retail Practice. Dennis holds a master of business administration degree, with distinction, from the Harvard Business School, with a focus on consumer marketing, and bachelor's



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and master's degrees in biochemical engineering and organic chemistry, with honors, from Rensselaer Polytechnic Institute.

      Genesco also announced that James S. Beard and James W. Bradford have been named directors of the Company. Beard retired as vice president of Caterpillar Inc. and president of Caterpillar Financial Services Corporation in 2005, after a 40-year career with Caterpillar. Bradford was named Dean and Ralph Owen Professor for the Practice of Management in the Owen Graduate School of Management of Vanderbilt University in 2005. He joined the Owen School faculty and administration in 2004. He was previously president and chief executive officer of United Glass Corporation from 1999 to 2001 and president and chief executive officer of AFG Industries, Inc. from 1992 to 1999.

      Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,650 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com , www.journeyskidz.com , www.undergroundstation.com , www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

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